Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Amendment No. 1 to Form S-3 (File No. 333-229106) of our report dated March 29, 2018, with respect to the consolidated financial statements of NanoVibronix, Inc. and its subsidiary as of December 31, 2017 and for the year than ended, included in the Annual Report on Form 10-K of NanoVibronix, Inc. for the year ended December 31, 2018, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Kost Forer Gabbay and Kasierer
Tel-Aviv, Israel	Kost Forer Gabbay and Kasierer
May 2, 2019	A member of Ernst & Young Global